EXHIBIT 10.03

August 20, 2014

Re: Separation Agreement and Release

Dear Nikesh:
In accordance with the Transition Letter dated July 18, 2014, to assist in your transition from employment which is scheduled to end on September 7, 2014 (“Termination Date”), Google Inc. (the “Company”) offers the following benefits to you subject to the conditions described in this letter (the “Agreement”). We hope that you accept this package of benefits by agreeing to the terms outlined below and we wish you well in your future endeavors.
1.Payment of Salary; Other Benefits. On your Termination Date, the Company will pay to you all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to you through that date.
2.Bonus Repayment Forgiveness. Conditioned on your accepting this Agreement, the Company will forgive repayment of the $8,000,000 bonus that was approved by the Leadership Development and Compensation Committee of the Company’s Board of Directors, and reported on a Form 8-K with the U.S. Securities and Exchange Commission, on April 26, 2012 (the “Bonus”).
3.Continuation of Benefits. Many of your employment benefits (e.g., health insurance coverage) will cease as of September 30, 2014. Following the Termination Date, you may elect to receive health insurance benefits under the Company’s group health plan pursuant to COBRA.
4.Submission and Reimbursement of Gcard Charges.  If you have a Gcard, you must return your Gcard and submit your expenses on or before the Termination Date.  Per the Gcard Terms and Conditions, the Gcard is for business expenses, not personal expenses.  You understand and agree that you have a legal obligation to reimburse the Company for any personal expenses charged to your Gcard account and that payment of such reimbursement is a condition precedent to receiving the benefit of paragraph 2 above.  You agree to provide the Company with reimbursement for any and all personal expenses charged to your Gcard within 15 days of the Termination Date.
5.Travel Expenses/Taxes. Prior to your Termination Date, the Company will provide you with a summary of the amount of imputed income that will be added to your compensation with respect to personal travel on Company aircraft during 2014. You are responsible for applicable taxes and withholdings on that imputed income on or before your Termination Date.

6.Vesting of Stock. The final stock vesting date for any stock option or GSU grants made to you during your employment with the Company and in accordance with its Stock Plans shall be the Termination Date. All stock options that have vested on or before the Termination Date will continue to be exercisable, and all Google Stock Units (GSUs) that have vested on or before the Termination Date will be settled, pursuant to their terms.
7.Confidential Information. You shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between you and the Company, a copy of which will be provided to you upon request. You shall return all the Company property and confidential and proprietary information in your possession to the Company on or before the Termination Date.
8.Release of Claims. You understand and agree that the Severance Benefit and other benefits provided for herein, except for those to which you are already entitled, are provided to you in consideration for the covenants undertaken and the releases contained in this Agreement. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby unconditionally and irrevocably release the Company and its current and former officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Released Parties”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date you execute this Agreement (the “Released Claims”). The Released Claims include, without limitation: any and all claims arising from or relating to your employment relationship with the Company and the termination of that relationship; any and all claims for wrongful discharge of employment, termination in violation of public policy, constructive discharge, negligent hiring, retention or supervision, quantum meruit, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; any and all claims for wages, bonuses, commissions, overtime, vacation pay, severance pay, or any other form of compensation of any kind; any and all claims for discrimination, harassment, and retaliation; and any all claims for attorneys’ fees and costs. The Released Claims include, without limitation, any and all claims arising under any federal, state or municipal constitution, statute, regulation, ordinance, and common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, 42 U.S.C. section 1981, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, and the Equal Pay Act.
In addition, if you work or worked for the Company in any of the following states, the Released Claims include any and all claims arising under the following state or local laws, but not limited to:
California: California Constitution; California Labor Code, including but not limited to Cal. Lab. Code §§ 200 et seq., 970 et seq., 1198, 2698 et seq.; any applicable California Industrial Welfare Commission order; the California Fair Employment and Housing Act; the San Francisco Minimum Wage Ordinance; the San Francisco Paid Sick Leave Ordinance; the San Francisco Health Care Security Ordinance; the San Francisco Fair Chance Ordinance (NOTE: effective August 13, 2014); the San Francisco Family Friendly Workplace Ordinance.
Illinois: The Illinois Human Rights Act; the Illinois Equal Pay Act; the Illinois Wage Payment and Collection Act; the Minimum Wage Law; the Right to Privacy in the Workplace Act; the Personnel Record Review Act; the Whistleblower Act; the Family Military Leave Act.
Massachusetts: The Massachusetts Fair Employment Practices Law (M.G.L. c. 151B); the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H-11I); the Massachusetts Equal Pay Law (M.G.L. c. 149, § 105A); the Massachusetts Maternity Leave Act (M.G.L. c. 149, § 105D); the Massachusetts Small Necessities Leave Act (M.G.L. c. 149, § 52D); the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103); the Massachusetts Right of Privacy Act (M.G.L. c. 214, § 1B); the Freedom from Sexual Harassment Law (M.G.L. c. 214, § 1C); the Massachusetts Law Regarding Credit Reports (M.G.L. c. 93, § 62(a)); the Massachusetts Wage Act (M.G.L. c. 149, §§ 27-27H et seq., 100, 101, 148, 148A, 148B, and 152A, and M.G.L. c. 151, §§ 1 and 1A).
You agree and understand that by entering into this Agreement, you are waiving rights and releasing all claims and potential claims under Massachusetts statutory provisions relating to misclassification, the payment of wages, the payment of overtime compensation, vacation pay, leave with pay, and other forms of compensation due or allegedly due, timely payment of any such compensation, tip pooling, meal breaks and retaliation, and you are doing so knowingly, voluntarily, and without coercion or duress.
Michigan: The Michigan Elliot-Larsen Civil Rights Act; the Michigan Equal Pay Law (MI Comp. Laws Ann. § 750.556); the Michigan Persons with Disabilities Civil Rights Act; the Payment of Wages and Fringe Benefits Act; the Michigan Minimum Wage Law of 1964; the Michigan Whistleblowers’ Protection Act; the Bullard-Plawecki Employee Right to Know Act; the Michigan Occupational Safety and Health Act; the Michigan Social Security Number Privacy Act; the Michigan Sales Representatives Commission Act.
New York: The New York Labor Law; the New York Executive Law; the New York State Human Rights Law; the New York City Human Rights Law.
Pennsylvania: The Pennsylvania Human Relations Act (43 P.S. § 951 et seq.); the Pennsylvania Whistleblower Law (43 P.S. § 1421 et seq.); the Philadelphia Fair Practices Ordinance; the Allegheny County Code of Ordinances (No. 26-09-OR, § 215-32); the Pittsburgh City Non-Discrimination Code (6 Pittsburgh Code § 659.02).
Washington State: The Washington Law Against Discrimination in Employment; the Washington Equal Pay Act; the Washington Sex Discrimination Law; the Washington Age Discrimination Law; the Washington Family Leave Act; the Washington Military Family Leave Act; the Washington Domestic Violence Leave Act; the Revised Code of Washington 49.12.360; the Revised Code of Washington 49.78.390; the Seattle Municipal Code Chapters 14.04 and 14.16.

The Released Claims, however, do not include: claims that may not be waived by private agreement without judicial or governmental supervision; claims for workers’ compensation benefits or unemployment insurance benefits; claims arising under this Agreement; any rights or claims that cannot be waived as a matter of law; or any rights you may have to indemnification by the Company on account of your role as an officer or under any fiduciary policy maintained by the Company.
You understand the provisions of this release and acknowledge your agreement to its terms is knowing and voluntary.
You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release above is in addition to anything of value to which you were already entitled. You acknowledge that this Agreement is written in a manner calculated to be understood by you. Your waiver and release do not apply to any rights or claims that may arise after you execute this Agreement. You should consult with an attorney (at your own expense) prior to executing this Agreement. You have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier). You have seven (7) days following the execution of this Agreement to revoke the Agreement, which if you opt to do so, must be in writing by facsimile to 650-618-1859. This Agreement shall not be effective until the revocation period has expired, i.e., as of the eighth day after this Agreement is executed by you.
You agree that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released. You represent and warrant that you have not assigned or given away any of the Released Claims.
9.Waiver of Unknown Claims. Your release of claims is intended to release all Released Claims, even if you are aware of them, and even if knowledge of the existence of the claims would have materially affected your acceptance of this Agreement. Accordingly, you waive the protection of California Civil Code Section 1542 and any other analogous rule or principle of law. Section 1542 states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
10.Pending and Future Claims. You represent that no lawsuits, claims, complaints, charges or other proceedings arising out of or based upon your employment with the Company are pending in any court, administrative agency, commission or other forum. You also agree that you will not file any claims arising out of or based upon your employment with the Company. Nothing in the Agreement is intended or shall be construed to prohibit you from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or other comparable federal, state, or local agency, although by signing this Agreement you agree to waive your right to recover individual relief based on any claims asserted in such a charge or complaint. Nothing in the Agreement is intended or shall be construed to prohibit you from challenging under the Older Workers Benefit Protection Act or your waiver of claims under the ADEA.
11.Medicare Eligibility. If amounts you are receiving under this Agreement are for Medicare-paid medical expenses, the government may require you to reimburse Medicare, which you promise to do as required by law. That is why the Company has to report all settlements with Medicare-eligible employees to the government, which you promise to assist the Company to do if it requests your assistance, e.g., by providing it with reporting information. The Company may delay paying you the Severance Benefit under this Agreement until you provide the reporting assistance it reasonably requests. You hereby represent that (initial one):

☐	You are not Medicare-eligible.

☐	You are Medicare-eligible[1], but have never enrolled in Medicare.

☐	You have enrolled in Medicare and your Medicare claim number is _________________________.
If you violate any promise in this provision or if any of your representations in it are false, you agree to hold the Company and all Released Parties harmless from any Medicare-related liability, reporting penalties, and defense costs.
12.Application for Employment. You understand and agree that, as a condition of this Agreement, while you may in the future apply for employment or re-employment with the Company, its subsidiaries or any successor, the Company will be under no obligation to accept or consider such application.
13.Confidentiality. The existence of and provisions of the Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever, including but not limited to any reference to its existence, meaning, importance, value or comparative value; provided, however, you may disclose this Agreement to your spouse or domestic partner (if any), attorney, accountant, tax preparer, and financial advisor, and you may also disclose this Agreement insofar as such disclosure is required by law or in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable federal, state or local agency. You specifically agree that your obligation to maintain the confidentiality of this Agreement is a material term of this Agreement without which the Company would not have entered into this Agreement. Therefore, you agree that a violation of the terms of this provision will obligate you to repay the Bonus described in paragraph 2 in full in accordance with its terms; provided, however, that the Company and you agree that it will not be a violation of the terms of this provision for you to disclose the information with respect to the waiver of the tenure-based repayment requirement in the Bonus as contained in the Form 8-K filed with the U.S. Securities and Exchange Commission on July 17, 2014 (the “Form 8-K”), but only to the extent that such disclosure is limited to the language set forth in Item 5.02 of the Form 8-K. Nothing in this paragraph shall prejudice the Company’s ability to recover damages for the breach of any other provision of this Agreement.

14.Non-Disparagement; No Cooperation. Other than in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local agency, or under a valid subpoena or court order to do so, you will not criticize, denigrate, or otherwise disparage the Company, or any other Released Party, or any of their products, processes, policies, practices, standards of business conduct, or areas of research; or counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or Released Party. The Company will use its best efforts to assure that neither its executive officers or its directors will criticize, denigrate or disparage you.
15.Employment References. All inquiries by potential future employers will be directed to http://www.google.com/verifyemployee. Upon inquiry, the Company shall only state the following: your last position and dates of employment.
16.No Admission of Liability. Nothing contained herein shall be deemed to constitute an admission or evidence of liability on the part of the Company.
17.Severability. Should an arbitrator or court of competent jurisdiction determine that any provision of this Agreement is wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
18.Arbitration and Applicable Law. In the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, you agree that any such dispute (except that brought by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local agency) shall be submitted to binding arbitration before JAMS under its Employment Arbitration Rules & Procedures or, if there is not a JAMS office in the state where you were last employed by the Company, before the American Arbitration Association under its Employment Arbitration Rules. The arbitration will take place at the tribunal office closest to where you last worked for the Company. The Federal Arbitration Act shall govern the enforceability of this arbitration agreement. Otherwise, the Agreement shall be construed according to the laws of the state in which you were last employed by the Company, without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than that of that state. The arbitrator’s award may be enforced by a court of competent jurisdiction.
Initial:        Company L.B.    Employee N.A.
19.Miscellaneous. This Agreement constitutes the final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. The Agreement shall be binding upon you and the Company and the respective heirs, personal representatives, successors and assigns of you and the Company, but neither this Agreement nor any right hereunder shall be assignable by you without the written consent of the Company. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.
20.Effective Date. If you accept this Agreement, please sign and date this Agreement in the space provided below and return it to me on or before September 10, 2014, but no earlier than the Termination Date (September 7, 2014). This Agreement shall be effective as of the eighth day after it is executed by you (“the Effective Date”), provided that you have not revoked it in writing to me.

Sincerely,
Google Inc.

/s/ Laszlo Bock

Laszlo Bock
Senior Vice President, People Operations

By my signature below, I acknowledge that I have carefully reviewed and considered this Separation Agreement and Release; that I have had the opportunity to consult with counsel of my choosing before signing this Separation Agreement and Release; that I understand the terms of the Separation Agreement and Release; and that I voluntarily agree to them.

/s/ Nikesh Arora                September 8, 2014
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Signature                    Date